Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2015 Annual Report to Shareholders, which is incorporated by reference in Vail Resorts Inc.’s Annual Report on Form 10-K for the year ended July 31, 2015.  We also consent to the incorporation by reference of our report dated September 25, 2015 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Denver, CO
December 7, 2015